Exhibit 11.2

(Translation)

Nomura Group Code of Ethics for Financial Professionals

Article 1. (Purpose)

1. This Nomura Group Code of Ethics for Financial Professionals, in addition to the Nomura Group Code of Conduct that all Nomura Group directors, officers and employees must comply with, establishes the Code of Ethics that all Financial Professionals must comply with.

2. “Financial Professional” means the Company’s Group CEO, Chief Financial Officer, Chief Risk Officer, Chairman of the Disclosure Committee, Division Heads and Business Division Heads, and also includes all persons engaged in finance, controller, tax, treasury, risk management or investor relations operations within the Nomura Group.

Article 2. (Compliance matters)

All Financial Professionals must:

(1) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(2) make full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company and each Nomura Group company files with, or submits to, any applicable regulatory body and in other public communications;

(3) comply with all applicable generally accepted accounting principles, government laws, rules and regulations;

(4) promptly report violations of this section to an appropriate contact specified in the guidelines promulgated by the Company or the relevant Nomura Group company; and

(5) ensure compliance with this article.

Article 3. (Prohibited matters)

Financial Professionals are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant in the performance of an audit of the financial statements of any Nomura Group company for the purpose of rendering such financial statements materially misleading.

Article 4. (Amendments and Waivers)

1. The Company shall disclose amendments to, and any waivers from, this Code of Ethics in accordance with applicable laws.

2. Any amendments or the abolition of this Code of Ethics will be made by resolution of the Board of Directors.

Established: February 1, 2020